Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: August 19, 2022	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS SECOND QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended July 30, 2022 was $50.1 million, or $1.02 per share ($1.01 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended July 30, 2022 increased 2.3 percent to $302.0 million from net sales of $295.1 million for the prior year 13-week fiscal quarter ended July 31, 2021. Comparable store net sales for the 13-week period ended July 30, 2022 increased 1.6 percent from comparable store net sales for the prior year 13-week period ended July 31, 2021. Online sales increased 6.5 percent to $46.2 million for the 13-week period ended July 30, 2022, compared to net sales of $43.4 million for the 13-week period ended July 31, 2021.

Net sales for the 26-week fiscal period ended July 30, 2022 increased 2.8 percent to $611.0 million from net sales of $594.2 million for the prior year 26-week fiscal period ended July 31, 2021. Comparable store net sales for the 26-week period ended July 30, 2022 increased 2.6 percent from comparable store net sales for the prior year 26-week period ended July 31, 2021. Online sales increased 3.5 percent to $100.6 million for the 26-week period ended July 30, 2022, compared to net sales of $97.2 million for the 26-week period ended July 31, 2021.

Net income for the second quarter of fiscal 2022 was $50.1 million, or $1.02 per share ($1.01 per share on a diluted basis), compared with net income of $51.4 million, or $1.05 per share ($1.04 per share on a diluted basis) for the second quarter of fiscal 2021.

Net income for the 26-week fiscal period ended July 30, 2022 was $105.4 million, or $2.14 per share ($2.13 per share on a diluted basis), compared with net income of $108.7 million, or $2.22 per share ($2.20 per share on a diluted basis) for the 26-week period ended July 31, 2021.

Management will hold a conference call at 10:00 a.m. EDT today to discuss results for the quarter. To participate in the call, please call (844) 867-6169 for domestic calls or (409) 207-6975 for international calls and reference the conference code 2084271. A replay of the call will be available for a two-week period beginning today at 1:00 p.m. EDT by calling (866) 207-1041 for domestic calls or (402) 970-0847 for international calls and entering the conference code 9468609.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 442 retail stores in 42 states. As of the end of the fiscal quarter, it operated 441 stores in 42 states compared with 442 stores in 42 states at the end of the second quarter of fiscal 2021.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.
Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021

SALES, Net of returns and allowances	$301,976	$295,120	$611,040	$594,245

COST OF SALES (Including buying, distribution, and occupancy costs)	156,607	153,101	313,511	304,673

Gross profit	145,369	142,019	297,529	289,572

OPERATING EXPENSES:
Selling	67,982	63,056	135,228	123,056
General and administrative	11,674	11,081	23,529	22,832
	79,656	74,137	158,757	145,888

INCOME FROM OPERATIONS	65,713	67,882	138,772	143,684

OTHER INCOME, Net	703	222	828	273

INCOME BEFORE INCOME TAXES	66,416	68,104	139,600	143,957

INCOME TAX EXPENSE	16,272	16,685	34,202	35,269

NET INCOME	$50,144	$51,419	$105,398	$108,688

EARNINGS PER SHARE:
Basic	$1.02	$1.05	$2.14	$2.22

Diluted	$1.01	$1.04	$2.13	$2.20

Basic weighted average shares	49,214	48,946	49,214	48,946
Diluted weighted average shares	49,535	49,341	49,531	49,325

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	July 30, 2022	January 29, 2022 (1)	July 31, 2021

CURRENT ASSETS:
Cash and cash equivalents	$266,731	$253,970	$406,714
Short-term investments	17,387	12,926	8,592
Receivables	13,015	12,087	6,667
Inventory	128,498	102,095	95,276
Prepaid expenses and other assets	9,445	10,128	20,294
Total current assets	435,076	391,206	537,543

PROPERTY AND EQUIPMENT	460,362	453,228	452,460
Less accumulated depreciation and amortization	(353,929)	(352,724)	(352,773)
	106,433	100,504	99,687

OPERATING LEASE RIGHT-OF-USE ASSETS	234,634	258,914	264,177
LONG-TERM INVESTMENTS	20,640	19,352	19,558
OTHER ASSETS	12,281	10,908	11,720

Total assets	$809,064	$780,884	$932,685

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$63,036	$59,950	$67,812
Accrued employee compensation	29,509	62,055	33,878
Accrued store operating expenses	30,497	20,264	30,724
Gift certificates redeemable	12,411	16,470	11,434
Current portion of operating lease liabilities	80,827	88,273	82,255
Income taxes payable	—	1,529	—
Total current liabilities	216,280	248,541	226,103

DEFERRED COMPENSATION	20,163	19,352	19,558
NON-CURRENT OPERATING LEASE LIABILITIES	183,643	200,067	209,472
Total liabilities	420,086	467,960	455,133

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 50,094,751 shares at July 30, 2022, 49,728,651 shares at January 29, 2022, and 49,783,381 shares at July 31, 2021	501	497	498
Additional paid-in capital	173,046	167,328	163,148
Retained earnings	215,431	145,099	313,906
Total stockholders’ equity	388,978	312,924	477,552

Total liabilities and stockholders’ equity	$809,064	$780,884	$932,685

(1) Derived from audited financial statements.